CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 16, 2012, relating to the consolidated financial statements of Clearwire Corporation, and subsidiaries and the effectiveness of Clearwire Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Clearwire Corporation for the year ended December 31, 2011, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington
August 13, 2012